Exhibit 10.3

VALUE APPRECIATION INSTRUMENT AGREEMENT

This VALUE APPRECIATION INSTRUMENT AGREEMENT (this “Agreement”), dated as of October 22, 2010, is by and between NBH Holdings Corp., a Delaware corporation (the “Company”), and the Federal Deposit Insurance Corporation, in its capacity as Receiver (the “FDIC”).

RECITALS

WHEREAS, concurrently herewith, FDIC and Hillcrest Bank, National Association, a wholly owned subsidiary of the Company (the “Bank”) is entering into that certain Purchase and Assumption Agreement, dated as of the date hereof (as amended from time to time in accordance with its terms, the “P&A Agreement”) pursuant to which Bank shall purchase and assume certain assets, deposits and certain other liabilities of Hillcrest Bank, Overland Park, Kansas (the “Failed Bank”) from FDIC, as Receiver ; and

WHEREAS, pursuant to the bid of the Company and the Bank to acquire the Failed Bank, FDIC is entitled to receive a value appreciation payment as provided in, and subject to the terms and conditions of, this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

“Agreement” shall have the meaning set forth in the preamble.

“Business Day” means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed or a day on which the principal office of the FDIC is closed.

“Bank” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the recitals.

“Determination Price” shall mean, in respect of each Unit:

(i) if a Public Float Event occurs, the Company’s two (2) day volume weighted average price (“VWAP”) per Unit as of the date of the Exercise Notice;

(ii) if a Sale Event occurs, the value of the consideration received per Unit upon the closing of such Sale Event.

“VAI Right” shall have the meaning set forth in Section 2(a).

“Exercise Notice” shall have the meaning set forth in Section 3(e).

“Exercise Period” shall have the meaning set forth in Section 3(c).

“Exercise Price” means $18.65 per Unit subject to adjustment pursuant to Section 3.

“Expiration Date” shall have the meaning set forth in Section 3(d).

“FDIC” shall have the meaning set forth in the preamble.

“Initial Public Offering” shall mean the first underwritten public offering of common stock of the Company after which it will both (i) trade on a national securities exchange (which includes, but is not limited to, NYSE, NASDAQ and NYSE Amex Equities) and (ii) have a post-offering public float in excess of Fifty Million Dollars ($50,000,000).

“Public Float Event” shall mean the increase of the Company’s public float to more than $50 million for a consecutive 30 trading-day period by means of an Initial Public offering or appreciation of market price.

“Sale Event” shall mean a business combination in which the Company is designated as the selling entity or a disposition of all or substantially all of the Company’s assets.

“Tangible Book Value” shall mean the quotient of tangible common equity divided by the Company’s total common shares outstanding.

“Term” shall mean the period commencing on the Initial Exercise Date and ending on the earlier of the first anniversary of a Public Float Event or October 22, 2012.

“Transfer” shall mean any transfer, sale, exchange, assignment, pledge, or hypothecation of, creation of a lien or other encumbrance or security interest in or upon, or other disposition of, the VAI Right.

“Trigger Event” shall have the meaning set forth in Section 3(a).

“Trigger Notice” shall have the meaning set forth in Section 3(b).

“Unit” shall mean an accounting device which mirror’s one share of the Company’s common stock.

“VWAP” means the Volume Weighted Average Price for a trading day displayed under the heading “Bloomberg VWAP” on the Bloomberg Page for the Company (or its equivalent successor page if such page is not available) for such trading day. If the Bloomberg Page or the Bloomberg VWAP is not available for a trading day, “VWAP” shall mean the volume weighted average price of Company common stock for such trading day, as determined by a nationally recognized investment banking firm retained by the Company based on available trading information for the Company’s common stock.

2. VAI Right.

(a) Upon the occurrence of a Trigger Event (as defined below), FDIC will have the right (the “VAI Right”) which may be exercised in whole or in part, at any time during the Term in accordance with the provisions of Section 3.

(b) Adjustments for Stock Splits. The number of Units to which the VAI Right relates shall be appropriately adjusted, as determined by the managing board of the Company, to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Units), reclassification, reorganization, recapitalization or similar transaction occurring after the date hereof and prior to the Expiration Date.

3. Exercise of VAI Right.

(a) Conditions to Exercise. The VAI Right shall become exercisable only upon the earlier of the consummation of (i) a Public Float Event, or (ii) the closing of a Sale Event (any such event in clause (i) or (ii), a “Trigger Event”).

(b) Exercise Notice. Within five (5) Business Days of the consummation of a Trigger Event, the Company shall send FDIC a written notice stating that a Trigger Event has occurred (a “Trigger Notice”). Such Trigger Notice shall be delivered either in person or by overnight courier.

(c) Exercise Period. The VAI Right may be exercised at any time commencing on the date of the Trigger Notice (the “Initial Exercise Date”) and continuing until the expiration of the Term at which time the VAI Right or any unexercised portion thereof will be extinguished.

(d) Manner of Exercise. In order to exercise the VAI Right, FDIC shall deliver to the Company a written notice in the form of Exhibit A hereto (the “Exercise Notice”), at any time on or after the date on which the VAI Right becomes exercisable as provided in Section 3(c).

(e) Settlement of Right; Payment by Company. After receipt of the Notice in the manner set forth above, on the first business day following the Exercise Date, the Company shall deliver to the Holder an amount, in cash, equal to the product of (i) the number of Units with respect to which the VAI Right was exercised and (ii) the Determination Price minus the Exercise Price (“the Settlement Price”).

(f) Alternative Consideration Fee. In the event that a Trigger Event does not occur prior to the expiration of the Term or a Trigger Event occurs but the FDIC does not exercise the VAI Right, then on the Expiration Date the Company shall pay the FDIC a cash fee equal to the product of (i) the number of Units and (ii) Determination

Price minus the Exercise Price; provided that the Determination Price for the Alternative Consideration Fee shall be equal to the product of (x) the Company’s Tangible Book Value as of the most recent quarter prior to Expiration Date and (y) the prevailing average price to tangible book multiple of the components underlying the Nasdaq Bank Index at such date.

4. Transfers Prior to Exercise Date. FDIC may Transfer its right, title and interest in and to the VAI Right without the consent of the Company (provided that FDIC shall notify the Company in writing prior to the any such Transfer) at any time prior to the Expiration Date.

5. Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

6. No Impairment. The Company will not, by amendment of its operating agreement or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of FDIC against impairment.

7. Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection with herewith shall be given in writing and directed to the parties hereto as follows:

if to FDIC, to:

Manager, Special Programs

Division of Resolutions and Receiverships

Federal Deposit Insurance Corporation

550 17th Street, NW (Room F-7028)

Washington, D.C. 20429-0002

Attention: Philip Mangano

E-mail Address: PMangano@fdic.gov

with a copy to: Senior Counsel

FDIC Legal Division

Federal Deposit Insurance Corporation

Special Issues Unit

3501 Fairfax Drive (Room E-7056)

Arlington, Virginia 22226

if to the Company, to:

NBH Holdings Corp.

Two International Place, Suite 3202

Boston, MA 02110

Attn: James B. Fitzgerald

Notices shall be deemed properly delivered and received when delivered to both the primary notice party and copied parties (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent by a commercial overnight courier for delivery on the next business day, on the first business day after deposit with such courier service (or the third business day if sent to an address not in the United States), or (iii) if sent by registered or certified mail, five (5) days after deposit thereof in the U.S. mail. Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section 7. For the avoidance of doubt, email notices shall not be deemed proper delivery for purposes of this Agreement.

8. Amendment. This Agreement may be modified or amended only by an instrument in writing, duly executed by the Company on the one hand, and the FDIC, on the other hand.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and, insofar as there may be no applicable federal law, shall be governed in accordance with the laws of the State of New York. Each of the Company and FDIC agrees (a) to submit to the exclusive jurisdiction and venue of the federal courts located in the State of New York for any civil action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and (b) that notice may be served upon the Company and FDIC at the addresses in Section 7 above. To the extent permitted by applicable law, each of the Company and FDIC hereby unconditionally waives trial by jury in any civil legal action or proceeding relating to this Agreement or the transactions contemplated hereby.

10. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, such provision shall not affect the other provisions, but such invalid or unenforceable provision shall be deemed modified to the extent necessary to render it valid or enforceable, preserving to the fullest extent permissible the intent of the parties set forth herein.

11. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

12. Counterparts; Facsimile. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original, and all such counterparts together shall constitute one and the same instrument. Facsimile transmission or other electronic transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission or other electronic transmission shall be deemed the same as the delivery of an original.

13. Entire Agreement. This Agreement and the P&A Agreement (including the exhibits and schedules of each of the foregoing) contain the entire understanding of the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NBH Holdings Corp.

By:	/s/ G. Timothy Laney
	Name:	G. Timothy Laney
	Title:	Chief Executive Officer

FEDERAL DEPOSIT INSURANCE CORPORATION

By:	/s/ Daniel M. Bell
	Name:	Daniel M. Bell
	Title:	Attorney in Fact

EXHIBIT A

FORM OF NOTICE OF EXERCISE

TO:	NBH Holdings Corp.

RE:	Election to Exercise Value Appreciation Instrument

The undersigned, pursuant to the provisions set forth in the attached Value Appreciation Instrument Agreement, hereby irrevocably exercises its Right under such Value Appreciation Instrument with respect to the Units set forth below.

Number of Units:	________

Exercise Date:	, 201 (If a date is not designated, the Exercise Date is date the Company receives this Notice)

Wire Transfer Instructions:

Bank Name:

ABA Routing#:

Beneficiary Name:

Beneficiary Account #:

Bank Contact:

Phone:

Beneficiary Contact:

Beneficiary Phone:

HOLDER:

By:

Name:

Title:

Date:	, 201